Exhibit 99.1

STONERIDGE REPORTS FIRST-QUARTER 2014 RESULTS

•	Improved Sales in Europe and North America Offset by Brazilian Sales Reduction
•	Brazilian Real and Argentine Peso Currency Movements Unfavorably Affect Results
•	Aggressive Cost Actions Taken to Offset Economic Downturn in Brazil
•	Control Devices and Electronics Continue to Perform Well

WARREN, Ohio – May 8, 2014 – Stoneridge, Inc. (NYSE: SRI) today announced financial results for the first quarter ended March 31, 2014.

First-quarter 2014 net sales were $236.4 million, an increase of $0.7 million, or 0.3%, compared with $235.7 million for the first quarter of 2013. The increase in the current quarter’s net sales was primarily due to increased sales to European commercial vehicle customers in the Company’s Electronics business segment and increased sales to North American automotive customers in the Company’s Control Devices segment. The Company’s Control Devices segment recorded an increase in sales of $5.4 million, or 7.5%, and the Electronics segment recorded a $5.6 million, or 12.6%, increase compared with the first quarter of 2013. The increases reflect continued strength in these markets. These increases were offset by lower sales in Brazil and Argentina from the Company’s PST business segment which experienced a decrease of $8.5 million, or 20.1%, compared with the first quarter of 2013, of which $6.3 million of the reduction was due to the devaluation of the Brazilian Real to the US Dollar. During the first quarter of 2014, the Brazilian Real devalued by 18.0% against the US Dollar compared with the first quarter of 2013.

Net income for the first quarter of 2014 was $1.5 million, or $0.05 per diluted share, compared with net income of $4.1 million, or $0.15 per diluted share, in the first quarter of 2013. The decrease in net income was primarily due to lower sales by PST across all of its product lines sold in Brazil and a $1.6 million unfavorable currency loss in Brazil which was caused by a devaluation of the Argentine Peso compared with the Brazilian Real, most of which occurred in January of 2014.

As of March 31, 2014, Stoneridge’s consolidated cash position was $48.4 million, a decrease of $14.4 million from December 31, 2013. The change in the cash balance was primarily the result of seasonal increases to trade working capital.

John Corey, President and Chief Executive Officer, commented, “Our Electronics and Control Devices segments continued to perform well, and Wiring has begun to stabilize. However, PST’s sales were lower as the Brazilian economy has not improved and currency impacts were negative, both of which affected the sales mostly in our audio and aftermarket products.”

Corey continued, “As a result of PST’s performance during the first quarter of 2014 and continued expected economic weakness, our management team has been executing an aggressive cost reduction program to reduce headcount, lower selling and administrative expenses, reduce overhead costs and source components from Asia directly from design houses to lower raw material costs. We expect sales and earnings in our Electronics and Control Devices segments will continue to be stable platforms for future growth, and we expect a continued recovery in the Wiring business performance.”

1

Conference Call on the Web

A live Internet broadcast of Stoneridge’s conference call regarding 2014 first-quarter results can be accessed at 9 a.m. Eastern time on Thursday, May 8, 2014, at www.stoneridge.com, which will also offer a webcast replay.

About Stoneridge, Inc.

Stoneridge, Inc., headquartered in Warren, Ohio, is an independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the commercial vehicle, automotive and agricultural, motorcycle and off-highway vehicle markets. Additional information about Stoneridge can be found at www.stoneridge.com.

Forward-Looking Statements

Statements in this release that are not historical fact are forward-looking statements which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release. Things that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the loss of a major customer; a significant volume change in commercial vehicle, automotive, agricultural, motorcycle and off-highway vehicle production; disruption in the OEM supply chain due to bankruptcies; a significant change in general economic conditions in any of the various countries in which the Company operates; labor disruptions at the Company’s facilities or at any of the Company’s significant customers or suppliers; the ability of the Company’s suppliers to supply the Company with parts and components at competitive prices on a timely basis; customer acceptance of new products; and the failure to achieve successful integration of any acquired company or business. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in the Company’s periodic filings with the Securities and Exchange Commission.

For more information, contact:

Kenneth A. Kure, Corporate Treasurer and Director of Finance

330/856-2443

2

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

Three months ended March 31 (in thousands, except per share data)	2014	2013

Net sales	$236,389	$235,710

Costs and expenses:
Cost of goods sold	181,600	176,981
Selling, general and administrative	47,221	48,437

Operating income	7,568	10,292

Interest expense, net	4,940	4,574
Equity in earnings of investee	(238)	(201)
Other expense, net	1,946	617

Income before income taxes	920	5,302

Provision for income taxes	430	1,019

Net income	490	4,283

Net income (loss) attributable to noncontrolling interest	(978)	160

Net income attributable to Stoneridge, Inc.	$1,468	$4,123

Earnings per share attributable to Stoneridge, Inc.:
Basic	$0.05	$0.15
Diluted	$0.05	$0.15

Weighted-average shares outstanding:
Basic	26,854	26,601
Diluted	27,409	27,395

3

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
(in thousands)	2014	2013
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$48,427	$62,825
Accounts receivable, less reserves of $3,693 and $3,514, respectively	150,599	133,736
Inventories, net	129,644	114,058
Prepaid expenses and other current assets	33,728	29,617
Total current assets	362,398	340,236

Long-term assets:
Property, plant and equipment, net	109,602	110,872
Other assets:
Intangible assets, net	70,002	68,842
Goodwill	60,408	58,521
Investments and other long-term assets, net	10,546	9,851
Total long-term assets	250,558	248,086
Total assets	$612,956	$588,322

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current portion of debt	$21,559	$12,187
Accounts payable	91,245	84,884
Accrued expenses and other current liabilities	58,905	56,651
Total current liabilities	171,709	153,722

Long-term liabilities:
Long-term debt, net	184,077	185,045
Deferred income taxes	57,844	57,026
Other long-term liabilities	4,429	3,995
Total long-term liabilities	246,350	246,066

Shareholders' equity:
Preferred Shares, without par value, authorized 5,000 shares, none issued	-	-
Common Shares, without par value, authorized 60,000 shares, issued 28,851 and 28,803 shares and outstanding 28,244 and 28,483 shares at March 31, 2014 and December 31,
2013, respectively, with no stated value	-	-
Additional paid-in capital	188,909	187,742
Common Shares held in treasury, 607 and 320 shares at March 31, 2014 and
December 31, 2013, respectively, at cost	(1,193)	(519)
Accumulated deficit	(6,303)	(7,771)
Accumulated other comprehensive loss	(26,423)	(30,458)
Total Stoneridge Inc. shareholders’ equity	154,990	148,994
Noncontrolling interest	39,907	39,540
Total shareholders' equity	194,897	188,534
Total liabilities and shareholders' equity	$612,956	$588,322

4

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Unaudited)

Three months ended March 31 (in thousands)	2014	2013

Net income	$490	$4,283
Other comprehensive income, net of tax:
Foreign currency translation adjustments	4,178	2,245
Unrealized gain (loss) on derivatives	(143)	259
Other comprehensive income, net of tax	4,035	2,504
Consolidated comprehensive income	4,525	6,787
Income (loss) attributable to noncontrolling interest	(978)	160

Comprehensive income attributable to Stoneridge, Inc.	$5,503	$6,627

5

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

Three months ended March 31 (in thousands)	2014	2013

OPERATING ACTIVITIES:
Net cash used for operating activities	$(16,191)	$(594)

INVESTING ACTIVITIES:
Capital expenditures	(4,586)	(5,818)
Proceeds from sale of fixed assets	14	16
Net cash used for investing activities	(4,572)	(5,802)

FINANCING ACTIVITIES:
Revolving credit facility payments	-	(1,160)
Proceeds from issuance of other debt	10,592	13,386
Repayments of other debt	(3,515)	(2,690)
Repurchase of shares to satisfy employee tax withholding	(673)	(671)
Net cash provided by financing activities	6,404	8,865

Effect of exchange rate changes on cash and cash equivalents	(39)	(300)

Net change in cash and cash equivalents	(14,398)	2,169

Cash and cash equivalents at beginning of period	62,825	44,555

Cash and cash equivalents at end of period	$48,427	$46,724

Supplemental disclosure of non-cash financing activities:
Change in fair value of interest rate swap	$144	$(103)

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